Exhibit 77K


          Changes in Registrant's Certifying Accountant


     1.   On June 26, 1997, based upon the
     recommendations of the Audit Committee of the Registrant's Board of Directors, the Board of
     Directors determined not to retain KPMG Peat
     Marwick LLP as the Registrant's independent accountants for the fiscal year ending December
     31, 1997.

     2.   During the Registrant's period May 1, 1995
     (commencement of operations) to December 31, 1995 and the most recent fiscal year ending
     December 31, 1996, reports on the Registrant's financial statements contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

     3.   During the Registrant's period May 1, 1995
     (commencement of operations) to December 31, 1995 and the most recent fiscal year ending
     December 31, 1996, there were no disagreements with KPMG Peat Marwick LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG Peat Marwick LLP would have caused it to make reference to the subject matter of the disagreement in connection with its report.

     4.   During the Registrant's period May 1, 1995
     (commencement of operations) to December 31, 1995 and the most recent fiscal year ending
     December 31, 1996, there have been no
     "reportable events" as such term is described in
     Item 304 (a)(i)(v) of Regulation S-K with respect to Great Lakes Fund, Inc.

     5.   On June 30, 1997 the Registrant engaged
     Ernst & Young as its principal accountants to audit the Registrant's financial statements.
     During the Registrant's period May 1, 1995
     (commencement of operations) to December 31, 1995 and the most recent fiscal year ending
     December 31, 1996, the Registrant has not consulted with Ernst & Young on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on the Registrant's financial statements or (ii) concerned the subject matter of a disagreement or reportable event with KPMG Peat Marwick LLP.

     6.   The Registrant has requested KPMG Peat
     Marwick LLP to furnish it with a letter
     addressed to the Securities and Exchange
     Commission stating whether KPMG Peat Marwick LLP agrees with the statements contained in the second, third and fourth paragraphs above. A copy of the letter from KPMG Peat Marwick LLP to the Securities and Exchange Commission is filed as Annex I hereto.







     Securities and Exchange Commission
     Washington D.C. 20549




     Gentlemen:

     We were previously principal accountants for Great Lakes Fund, Inc. (the "Fund") for the year ended December 31, 1996 and for the period May
     1, 1995 to December 31, 1995 and, under the date of February 14, 1997, we reported on the financial statements of Great Lakes Fund, Inc.
     On June 26, 1997, our appointment as principal accountants was terminated. We have read the Fund's statements in the second, third and fourth paragraphs under Item 77K of its Form N-
     SAR semi-annual report, and we agree with such statements.


     Very truly yours,

     KPMG Peat Marwick LLP